Exhibit 10.2(r) to
                                                                  Form 8-K filed
                                                                    May 29, 2007



                                  May 26, 2007



Mr. James P. Cronin 33 Tower Hill Lane Kinnelon, NJ 07405

                           Re: Retirement Agreement
                           ------------------------

Dear Mr. Cronin:

This letter agreement (the "Retirement Agreement") is to confirm our discussions concerning your retirement effective June 30, 2007 ("Official Termination Date") and the termination effective as of the date of this letter of your status as an officer of Cytec Industries Inc. (the "Company") and as a member of the Company's Executive Committee, Pension Administration Committee and Committee on Investment of Pension Funds.

If you revoke this Retirement Agreement within the time period specified in
Section X below, then you will not be eligible to receive any compensation or benefits under this Retirement Agreement or the Executive Income Continuity Plan (the "Plan"). The benefits available to you under the Plan, and the additional benefits we are offering to provide you in excess of those specified in the Plan, are all set forth in this Retirement Agreement.

I. Executive Income Continuity Plan:

You have previously been elected a member of the Plan. A copy of the Plan as amended to date is attached hereto. Because of the circumstances of your retirement, you will receive the benefits specified in the Plan (as described herein) applicable to a member of the Plan whose employment is terminated without "Cause" provided you do not revoke this Retirement Agreement within the time period specified in Section X below.

Under Section 5 of the Plan, you will be entitled to an income continuation benefit of $635,500 (equivalent to one year's salary and target bonus) payable in 12 equal monthly installments. Because we are required to administer the Plan in accordance with the provisions of Section 409A of the Internal Revenue Code, the first six monthly payments will be paid to you in a lump sum on the first business day of the seventh month following your Official Termination Date, i.e., January 2, 2008. The last six monthly payments will be paid to you in arrears on or about the last business day of each month. These payments are subject to federal, state and other local applicable taxes and withholdings. In addition, the Company will deduct from these amounts any outstanding balances due on Company credit cards issued to you; the value of any Company property which you have not returned to the Company as of your Official Termination Date; and any other amounts owed by you to the Company as of such date, including if you elect benefits continuation, your share of the cost of Company provided benefits determined consistently with charges to other Company employees, as in effect from time to time.

Under Section 7 of the Plan, the Company, at its option, may discontinue any payments being made pursuant to Section 5 of the Plan if you engage in any competitive activity as defined in Section 7 of the Plan.

In accordance with Section 8 of the Plan, your excess personal liability insurance benefits, group life insurance benefits, comprehensive Medical, Dental, Vision, AD&D, benefits and home security benefits will be maintained for two years following the date of your termination. The period of time during which your benefits are continued under this provision is included in and is not in addition to the 18 month continuation period provided for under "COBRA". At the end of this period the appropriate conversion notices or other applications with respect to employee benefits will be provided to you. Accrual of benefits under the Retirement Plan, Savings and Profit Sharing Plan and related supplemental plans, and Spending Accounts, as well as participation in disability coverage, ends at your Official Termination Date. The Company agrees that, at your option, the Company will provide you and your family medical benefits equivalent to benefits available to employees under the Company's medical benefits programs from time to time in effect in the area where you then reside from July 1, 2009 through the date of your 65th birthday as if you were still an employee of the Company provided that you reimburse the Company for the COBRA cost of providing such coverage. If you fail to exercise this option in any year, this option will not be available in any succeeding year.

II.  Vacation Pay

You will also receive pay for your accrued and unused 2007 vacation days in accordance with existing Company policy.

III.  Stock Options and SARs

All of your currently exercisable options and SARs will now have an expiration date of June 30, 2008. In addition, one-third of the options granted to you in 2005, two-thirds of the options granted to you in 2006 and all of the options granted to you in 2007 will not be exercisable by your Official Termination Date and will be forfeited on that date. The forfeited amounts represent options to buy 14,000, 20,867 and 30,000 shares respectively.

IV.  Performance Stock Awards and Performance Cash Awards.

You have outstanding one Performance Stock Award, two Performance Cash Awards and one Restricted Stock Award. If you do not revoke this Retirement Agreement during the time period specified in Section X below, a duly authorized special committee of the Board of Directors will make the determination that the termination of your employment is under circumstances "not contrary to the best interests of the Company" and you will be entitled to retain all or part of these awards as set forth below, subject to the terms and conditions of such Awards, including, but not limited to, possible subsequent forfeiture, in whole or in part, if the performance conditions applicable to the Awards are not met.

         Unvested Award             Amount Forfeited          Amount Retained
         --------------             ----------------          ---------------

         5,884 Share Performance       none                   5,884
         Stock Award dated
         January 19, 2005

         1,333 Units of Restricted     none                   1,333 Units
         Stock Award dated
         March 1, 2005

         $300,000 Performance       $100,000                  $200,000
         Cash Award dated
         February 8, 2006

         $300,000 Performance       $200,000                  $100,000.
         Cash Award dated
         January 31, 2007

V.  Executive Supplemental Employees Retirement Plan

You are currently a "Grandfathered Participant" under the terms of the Executive Supplemental Employees Retirement Plan ("ESERP"). If you do not revoke this Retirement Agreement during the time period specified in Section X below, a duly authorized special committee of the Board will elect you as a full Member of the Executive Supplemental Retirement Plan on the date you are no longer entitled to revoke this Retirement Agreement with one projected Year of Service for purposes of calculating your benefits under section 3.1 of the ESERP and with no reduction in benefits for commencing benefits prior to age 60. Under Section 2.1 of the ESERP, as a result of your election as a Member of the ESERP, you will cease to be a Grandfathered Participant and shall no longer be entitled to the benefit set forth on the Grandfathered Participant Schedule. Payment of your ESERP benefits shall commence on the first day of the month following your 55th birthday.

VI.  Deferred Stock Awards

You currently have Deferred Stock Awards aggregating 49,499.303 shares of pre 2005 awards and 22,729.276 shares of post 2004 awards. In accordance with the terms of the 1993 Stock Award and Incentive Plan and your previous elections, these shares will be paid out to you over a period of 60 quarterly installments and in a single lump sum, respectively. Because we are required to administer this plan in accordance with the provisions of Section 409A of the Internal Revenue Code, the first two quarterly installments of your pre 2005 awards and the single lump sum of your post 2004 awards will be paid to you on the first business day of the seventh month following your Official Termination Date, i.e., January 2, 2008.

VII.  Supplemental Savings and Profit Sharing Plan

You currently have a balance of approximately $1,350,000 in the Supplemental Savings and Profit Sharing Plan. The portion of your plan balance allocable to your contributions in 2005 and before will be paid to you in 5 annual installments and the portion of your plan balance allocable to your contributions after 2005 will be paid to you in a single lump sum. Because we are required to administer this plan in accordance with the provisions of
Section 409A of the Internal Revenue Code, the first of five annual installment payments and the lump sum will be paid to you on the first business day of the seventh month following your Official Termination Date, i.e., January 2, 2008.

VIII.  Release

In return for the payments and benefits described in this Retirement Agreement, you do hereby waive and do hereby release, knowingly and willingly, the Company, its subsidiaries, successors and predecessors, and its and their employees, agents, directors and officers, past and present (collectively, the "Releasees"), from any and all claims of any nature whatsoever you have arising out of your employment and/or the termination of your employment with the Company, known or unknown, including but not limited to any claims you may have under federal, state or local employment, labor, or anti-discrimination laws, statutes and case law and specifically claims arising under the federal Age Discrimination in Employment Act, the Civil Rights Acts of 1866, 1964 and 1991, as amended, the Americans with Disabilities Act, Executive Order 11246, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Rehabilitation Act of 1973, the Fair Labor Standards Act, the Labor-Management Relations Act, the Equal Pay Act and the Worker Adjustment Retraining and Notification Act, the Fair Credit Reporting Act, the Immigration Reform Control Act, the Internal Revenue Code, the Occupational Safety and Health Act, the Uniformed Services Employment and Reemployment Rights Act, the New Jersey Law Against Discrimination and any other applicable federal, state, county or local law, ordinance or statute including claims for attorneys' fees, provided, however, that this release does not apply to claims for benefits under Company-sponsored benefit plans covered under the Employee Retirement Income Security Act; does not apply to claims arising out of obligations expressly undertaken in this Retirement Agreement and does not apply to claims arising out of any act or omission occurring after the date you sign this Retirement Agreement. Any rights to benefits under Company-sponsored benefit plans are governed exclusively by the written plan documents. You acknowledge and understand that this paragraph is intended to prevent you from making any claims against any Releasee (and individuals acting for any Releasee) regarding any matter or incident up to the date you execute this Retirement Agreement. In exchange for the payments and benefits described in this Retirement Agreement, except as otherwise expressly set forth in this Retirement Agreement, you agree and covenant not to sue and not to bring an action of any kind against any Releasee, its past, present and future parent corporations, its past, present and future divisions, subsidiaries, affiliates and related companies and their successors and assigns and all past, present and future directors, officers, employees and agents of these entities, personally and as directors, officers, employees and agents, arising out of your employment and/or your retirement, before any court or other forum.

If you breach the terms of the release and waiver contained in the preceding paragraph, then as liquidated damages you agree to repay the Company all amounts paid to you pursuant to the provisions of the Plan and Sections IV and V of this Retirement Agreement within five days of bringing suit that are in excess of the amounts that would have otherwise been paid to you as a Grandfathered Participant under the terms of the ESERP and that any additional payments due you under the terms of the Plan and Sections IV and V of this Retirement Agreement are forfeited and the Company agrees that you will be restored to the status of a Grandfathered Participant under the terms of the ESERP. You acknowledge and agree that the liquidated damages are fair and reasonable, and that the Company would not be able to quantify its damages absent this liquidated damages provision. Moreover, if you breach the terms of the release and waiver contained in the preceding paragraph by bringing suit, you agree to pay the attorneys' fees each Releasee incurs in defending against such suit.

If you bring suit and fail to repay the amounts paid to you pursuant to the provisions of the Plan, you hereby consent to the entry of judgment against you and in favor of the Company in the gross amount of such payments.

If you do not revoke this Retirement Agreement within the revocation period described below, you will obtain the benefits pursuant to the terms of the Plan. If you subsequently revoke this Retirement Agreement within the revocation period described below, you will forego the benefits provided pursuant to the terms of the Plan and the additional benefits specified in Sections IV and V of this Retirement Agreement, but you will obtain the other benefits provided under applicable law, including the right to extend, for a charge, certain employee benefits and any notice period pay to which you are entitled.

In the event of any claim regarding or dispute over the enforceability of this Retirement Agreement or any part thereof, the parties agree to submit such dispute or claim to binding arbitration. To be timely filed, any such claim must be submitted by the party seeking arbitration to the other for binding arbitration within the limitations period set by applicable federal or state law. The arbitrator shall be chosen by mutual agreement between you and the Company from among available arbitrators recommended by the American Arbitration Association. The arbitration hearing will take place at a mutually acceptable location in New Jersey with all due speed. The costs of arbitration shall be split equally between you and the Company, unless the arbitrator determines that some other allocation is appropriate. The arbitrator shall render an award within 30 days of the arbitration hearing. The arbitrator shall have no power to amend, add to or subtract from this Retirement Agreement. The award shall be admissible in any court or agency action seeking to enforce or render unenforceable this Retirement Agreement or any portion thereof.

IX.  Miscellaneous

The Company agrees that you may continue to exercise any of your then exercisable stock options and stock appreciation rights through Fidelity Investments consistent with your past practices.

Should any of the provisions of this Retirement Agreement be invalidated by a court of competent jurisdiction or arbitrator, the parties agree that this shall not affect the enforceability of the other provisions of this Retirement Agreement and the parties shall negotiate the provision or provisions in good faith to effectuate its or their purpose and to conform the provision or provisions to law. This Retirement Agreement may be amended or modified only by an agreement in writing, signed by both parties.

This Retirement Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

X. Acknowledgement and Certification

You, the employee, acknowledge and certify that you:

         (a) have read and understand all of the terms of this Retirement Agreement and do not rely on any representation or statement, written or oral, not set forth in this Retirement Agreement;

         (b) have had a reasonable period of time to consider this Retirement Agreement;

         (c) are signing this Retirement Agreement knowingly and voluntarily;

         (d) have been advised to consult with an attorney before signing this Retirement Agreement;

         (e) have the right to consider the terms of this Retirement Agreement for at least 21 days and if you take fewer than 21 days to review this Retirement Agreement, you hereby waive any and all rights to the balance of the 21-day review period; and

         (f) have the right to revoke this Retirement Agreement within seven days after signing it, in which event this Retirement Agreement becomes null and void in its entirety.

         THIS IS A LEGALLY ENFORCEABLE DOCUMENT.

If this Retirement Agreement is acceptable to you, please indicate by signing the enclosed copy of this Retirement Agreement and returning it to me as outlined above. If you have any questions concerning the foregoing, please contact me.

                                   Sincerely,

                                  /s/Roy Smith


Accepted and Agreed:
/s/ James P. Cronin
-------------------
James P. Cronin                             Date     May 26, 2007


  __X__ I elect to have my current benefits continue for the two year period specified in Section I.

  ____   I decline benefit continuation during the two year period specified in
         Section I.

                                                           Exhibit to Retirement
                                                           Agreement between the
                                                     Company and James P. Cronin



                              CYTEC INDUSTRIES INC.
                              ---------------------

                        Executive Income Continuity Plan
                        --------------------------------

                      As Revised through February 28, 2007
                      ------------------------------------


         1. Purpose. The purpose of this Executive Income Continuity Plan (this
Plan) is to retain the services of executives in the senior management group of Cytec Industries Inc. and its subsidiaries and to reinforce and encourage the continuing attention, dedication and loyalty of these executives without the distraction of concern over the possibility of involuntary or constructive termination of employment resulting from unforeseen developments, by providing income continuity for a limited period.

         2. Definitions. Unless the context otherwise requires, the following terms shall have the meanings respectively indicated:

                  (a) "Board of Directors" shall mean the board of directors of Cytec Industries Inc.

                  (b) "Cause" shall mean (A) the willful and continued failure by a Plan Member substantially to perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness), after a demand for substantial performance is delivered to him by the Company which specifically identifies the manner in which the Company believes that he has not substantially performed his duties, or (B) the willful engaging by him in conduct demonstrably injurious to the Company. For purposes of this definition, no act, or failure to act, on the part of a Plan Member shall be considered "willful" unless done, or omitted to be done, by him without reasonable belief that his action or omission was in the best interests of the Company and was lawful.

                  (c) A "Change in Control" shall be deemed to have occurred if:
         (i) any "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more (except as specifically provided below) of the combined voting power of the Company's then outstanding securities; or (ii) there occurs any transaction or action which results in the individuals who at the beginning of a period commencing 24 hours prior to the commencement of the transaction were members of the Board of Directors, together with individuals subsequently elected to the Board upon the recommendation of a majority of the continuing directors, ceasing to constitute at least a majority thereof; or (iii) the stockholders or the Board of Directors of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation (including any such transaction in which the Company is the surviving corporation), or to sell or otherwise dispose of all or substantially all of its assets, or to adopt a plan of liquidation of the Company. Notwithstanding clause (i) above, beneficial ownership by a financial institution of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control if, at the first Board of Directors meeting occurring five days or more after the Company receives written notice of such event, and prior to the occurrence of an event described in clause (ii) above, the Board of Directors adopts a resolution to the effect that such ownership does not constitute a Change in Control; provided that (x) such a resolution shall not remain in effect for any further five percent (5%) increase in such financial institution's beneficial ownership, unless the Board of Directors so determines in accordance with a further resolution adopted by the Board of Directors in accordance with the procedures set forth in this sentence, (y) such resolution may be revoked by the Board of Directors at any time, and
         (z) the Board of Directors may place any additional or more stringent conditions on its determination that such event does not constitute a Change in Control.

                  (d) "Company" shall mean Cytec Industries Inc. and, except for the purposes of paragraph (c) of this Section, shall include any of its subsidiaries which employs members of this Plan.

                  (e) "Compensation Committee" shall mean the Compensation and Management Development Committee as constituted from time to time of the Board of Directors, or such other body as shall have similar authority and responsibility.

                  (f) "Date of Termination" shall mean (A) if the employment of a Plan Member is terminated by his death, the date of his death, (B) if such employment is terminated by his Retirement, the date of such Retirement, (C) if such employment is terminated for Disability, upon the expiration of his continuous service credits as determined by the Company, (D) if his employment is terminated by him for Good Reason, the date specified in the Notice of Termination, and (E) if his employment is terminated for any other reason, the date on which Notice of Termination is given; provided that if within 30 days after any Notice of Termination is given the party receiving such notice notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

                  (g) "Disability" shall mean inability of a Plan Member due to sickness or injury to perform the duties pertaining to his occupation with the Company, as determined in accordance with the Company's Long-Term Disability Plan and personnel policies.

                  (h) "Good Reason" shall mean:

                           (A) a change in assignment resulting in the
                  assignment to a Plan Member of substantially reduced responsibilities compared with those assigned to him prior to such change, or any change in his status, authority or position which represents a demotion (actual or de facto) from his status, authority or position immediately prior to such change, except in connection with the termination of his employment because of death or Retirement, by the Company for Disability or Cause, or by him other than for a Good Reason enumerated in any of the following subparagraphs of this Paragraph (h);

                           (B) the assignment to a Plan Member of duties
                  inconsistent with his responsibilities prior to such assignment, unless such new duties are consistent with a position of equal or greater status, authority, and position;

                           (C) a reduction in the base salary of a Plan Member
                  as the same may be increased from time to time;

                           (D) a failure to continue the I.C. Plan (or a plan
                  providing substantially similar benefits) as the same may be modified from time to time but in a form not less favorable than as of the date of adoption of this Plan, or a failure to continue a Plan Member as a participant in the I.C. Plan on a basis consistent with the basis on which the I.C. Plan is administered as of such date;

                           (E) a failure to pay a Plan Member any portion of his
                  current or deferred compensation within seven (7) days of the date such compensation is due;

                           (F) the relocation of the principal executive offices
                  of the Company to a location more than 50 miles from the location of the present executive offices or outside of New Jersey, or requiring a Plan Member to be based anywhere other than the principal executive offices (or, if a Plan Member is not based at such executive offices, requiring such Plan Member to be based at another location not within 50 miles of such location) except for required travel on business to an extent substantially consistent with his duties and responsibilities, or in the event of consent to any such relocation of the base location of a Plan Member the failure to pay (or provide reimbursement for) all expenses of such Plan Member incurred relating to a change of principal residence in accordance with the applicable personnel policies of the Company in effect as of the date of adoption of this Plan;

                           (G) the failure to continue in effect any benefit or
                  compensation plan (including but not limited to the Retirement Plan, the Long-Term Disability Plan, the I.C. Plan, stock option and performance stock/cash features of the 1993 Stock Award and Incentive Plan (or of any subsequent and/or substitute plan)), the Employees Savings and Profit Sharing Plan (including the Supplemental Savings and Profit Sharing
                  Plan), pension plan (including but not limited to, the Supplemental, Executive Supplemental, and Excess Retirement Plans), life insurance plan, health and accident plan, disability or vacation plan in which a Plan Member is participating, or the taking of any action which would adversely affect participation (including the Plan Member's eligibility to participate, the amount of his benefits, and the level of his participation relative to other participants) in or materially reduce benefits under any of such plans, or the failure to fund any "Rabbi Trust" created for the payment of any of the foregoing benefits, when, and to the extent, required by the terms of any such trust, unless such action is required pursuant to law or unless substantially similar benefits are continued in the aggregate under other plans, programs or arrangements;

                           H) the failure to obtain the assumption of or an
                  agreement to carry out the terms of this Plan by any successor as contemplated in Section 10; or

                           (I) any purported termination of a Plan Member's
                  employment which is not effected pursuant to a Notice of Termination as herein defined.

                  (i) "I.C. Plan" means the existing system of annual cash bonuses payable to Company employees (including Plan Members), pursuant to which annual target bonuses are established based upon job levels and payments of bonuses as a percentage of such targets are made based upon Company, business group and individual performance.

                  (j) "Notice of Termination" shall mean a notice which indicates the specific basis for termination of employment relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide such basis.

                  (k) "Plan Member" shall mean a person who is employed by the Company on a full-time basis and for a regular fixed compensation (other than on a retainer or compensation for temporary employment) and who is included in the membership of this Plan as provided in Section 3.

                  (l) "Officers" shall mean the chairman, any vice chairman, president, and any vice president of Cytec Industries Inc. chosen by the Board of Directors.

                  (m) "Retirement" shall mean termination of employment in accordance with the provisions of the Retirement Plan; provided, however, that termination of employment by a Plan Member before his Normal Retirement Date (as defined in such Plan) for Good Reason shall not be deemed to be Retirement for purposes of this Plan even though such Plan Member may be eligible for and elect to receive retirement benefits thereunder.

              (n) "Retirement Plan" means any qualified defined benefit pension plan of the Company or its subsidiaries under which the Plan Member has accrued a retirement benefit (whether or not vested).

                  (o) "Service", as used in Section 5 of this Plan, shall mean service as a full time employee of the Company or one of its subsidiaries and, in the case of any person who became such an employee on January 1, 1994, shall include any period of service ending December 31, 1993 as a full time employee of American Cyanamid Company or one of its subsidiaries.

                  (p) "Special Change in Control" shall have the same meaning as "Change in Control" except that the reference to "20%" in clause (i) of the definition of "Change in Control" shall be replaced with "50%".

         The masculine pronoun wherever used herein shall include the feminine except as the context specifically indicates.

         3. Membership. All Officers shall be Plan Members. The Compensation Committee may designate any other employee as a Plan Member. After an employee becomes a Plan Member, his membership shall continue until his death or Retirement, termination of his employment by the Company for Cause or Disability, or termination of his employment by such Plan Member other than for Good Reason.

         4. Termination of Employment. Each Plan Member shall be entitled to receive the income continuation payments provided for in Section 5 upon termination of his employment, unless such termination is (a) because of his death, Disability or Retirement, (b) by the Company for Cause, or (c) by such Plan Member other than for Good Reason; provided that, if Notice of Termination is given prior to a Change in Control, such Plan Member shall have signed and delivered, in form and substance satisfactory to the General Counsel, a waiver, effectively waiving all claims against the Company (including its directors, officers, employees and agents) arising out of such Plan Member's termination of employment, other than claims for payment post-termination of employment under the terms of this Plan and employee benefit and compensation plans of the Company, such waiver to be delivered no later than the later of thirty days following (i) the date of termination of employment or (ii) written request therefor by the Company.

         5. Income Continuation. (a) Subject to the provisions of Section 7, upon termination of the employment pursuant to Section 4 of a Plan Member who is an Officer or who, on the Date of Termination, has at least one year of Service, the Company shall pay to him the sum of his annual base salary at the rate in effect at the time Notice of Termination is given plus his Annual Bonus (excluding Performance Stock/Cash Awards) under the I.C. Plan based on such rate, in equal monthly installments over a period of 12 months following the Date of Termination; provided that in the case of Notice of Termination given after a Change in Control, the payments shall consist of three times his annual base salary plus three times his Annual Bonus, payable over a 36 month period; and provided further that in the case of Notice of Termination given after a Special Change in Control, the payments shall consist of three times his annual base salary plus three times his Annual Bonus, payable in a single lump sum payment at the time of the Notice of Termination. As used in this Section 5, "Annual Bonus" means the greater of (i) the annual target bonus under the I.C. Plan attributable to the Plan Member or (ii) said annual target bonus times a fraction equivalent to the average percentage of said annual target bonus paid to said Plan Member for each of the two preceding fiscal years of the Company (or for such lesser period of time as such Plan Member participated in the I.C.
Plan).

         (b) Subject to the provisions of Section 7, upon termination of the employment pursuant to Section 4 of any other Plan Member, the Company shall pay to him the sum of his annual base salary at the rate in effect at the time Notice of Termination is given plus his Annual Bonus (excluding Performance Stock/Cash Awards) under the I.C. Plan based on such rate, in equal monthly installments over a period of 12 months following the Date of Termination; provided that in the case of Notice of Termination given after a Special Change in Control, the payments shall be payable in a single lump sum payment at the time of the Notice of Termination.

         (c) Except for the lump sum payments, which shall be paid immediately as provided above, all payments under paragraphs (a) and (b) shall be made on the first day of each month commencing with the first day of the first month after the Date of Termination. Notwithstanding the foregoing, (i) no payment shall be made with respect to any period beyond the date of a Plan Member's 65th birthday, and (ii) there shall be deducted from any payments required hereunder
(x) any payments made with respect to any required notice period under any employment agreement between a Plan Member and the Company or one of its subsidiaries and (y) any payments received by the Plan Member under the Company's Long Term Disability Plan or under any short term disability plan or program of the Company during the period with respect to which income continuation is computed hereunder.

         6. Other Payments. Subject to the provisions of Section 7, upon termination of the employment of a Plan Member pursuant to Section 4, the Company shall, in addition to the payments provided for in Section 5, pay to him:

                  (a) all relocation payments described in Section 2(h)(F) and all legal fees and expenses incurred by him as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Plan or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code of 1986, as amended, to any payment or benefit provided hereunder); and

                  (b) during the period of two years following the Date of Termination, all reasonable expenses incurred by him in seeking comparable employment with another employer to the extent not otherwise reimbursed to him, including, without limitation, the fees and expenses of a reputable out placement organization, and reasonable travel, telephone and office expenses.

         7. Competitive Employment. The Company, at its option, may discontinue any payments being made to any Plan Member pursuant to Section 5 or Section 6 if such Plan Member engages in the operation or management of any business anywhere in the world, whether as owner, stockholder, partner, officer, consultant, employee or otherwise, which at such time is in competition with any business of the Company in any field with which such Plan Member was involved during the last two years of his employment by the Company. Ownership by such Plan Member of five percent or less of the shares of stock of any company listed on a national securities exchange or having at least 100 stockholders shall not make such Plan Member a "stockholder" within the meaning of that term as used in this Section.

         8. Maintenance of Other Benefit Plans. The Company shall maintain in full force and effect, for the continued benefit of each Plan Member entitled to receive payments pursuant to Section 5, for two years following his Date of Termination, all employee benefit plans and programs or arrangements (including Comprehensive Medical and Dental Insurance, Group Life Insurance, and Financial Planning and Tax Preparation and Counseling Services, but not including disability) in which he was entitled to participate at the time the Notice of Termination was given, provided that if his continued participation is not permitted under the general terms and provisions of such plans and programs, the Company shall provide equivalent benefits.

         9. No Mitigation. No Plan Member shall be required to mitigate the amount of any payment provided for under this Plan by seeking other employment or otherwise, nor shall the amount of any payment so provided for be reduced by any compensation earned by any Plan Member as the result of employment by another employer, by retirement benefits or by offset against any amount claimed to be owed by him to the Company.

         10. Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of the Company, by a written agreement, to expressly assume and agree to carry out the provisions of this Plan in the same manner and to the same extent that the Company would be required to carry them out if no such succession had occurred.

         11. Notice. Any notice expressly provided for under this Plan shall be in writing, shall be given either manually or by mail, telegram, telex, telefax or cable, and shall be deemed sufficiently given, if and when received by the Company at its offices at 5 Garret Mountain Plaza, West Paterson, New Jersey 07424 Attention: Secretary, or by any Plan Member at his address on the records of the Company, or if an when mailed by registered mail, postage prepaid, return receipt requested, addressed to the Company or the Plan Member to be notified at such address. Either the Company or any Plan Member may, by notice to the other, change its address for receiving notices.

         12. Funding. All payments provided for under this Plan for Plan Members (including those who have retired) shall not be funded or secured, and no trust shall be created hereunder. Payments under the Plan shall become fully vested and nonforfeitable upon the termination of a Plan Member's employment except for termination where a Plan Member would not be entitled to income continuation payments as provided in Section 4 and except as provided in Section 7.

         13. Amendment and Termination. The Board of Directors may at any time or from time to time amend or terminate this Plan; provided, however, that no such amendment or termination may adversely affect any vested benefits hereunder; and, provided further, that after a Change in Control, this Plan may not be amended or terminated without the consent of all persons who were Plan Members as of the date of such Change in Control (including those who have retired).

         In addition, no amendment or termination made within one year before a Change in Control and made while a Prospective Change in Control is pending may adversely affect any benefit that might at any time be or become owing hereunder to a person who, immediately prior to the commencement of such Prospective Change in Control, was a Plan Member, without the consent of such person (other than a benefit to any such person who is the person, or part of the group, making the offer, or negotiating to make the offer, which constitutes the Prospective Change in Control).

         As used herein, the term "Prospective Change in Control" means (i) any offer presented, directly or indirectly, to the Board of Directors of the Company which, if consummated, would constitute a Change in Control or (ii) any negotiation with the Board of Directors or any committee or representative thereof to make such an offer (including the unilateral announcement of the terms on which such an offer would be made).

         14. Governing Law. This Plan, and the rights and obligations of the Company and the Plan Members hereunder, shall be construed and governed in accordance with the law of the State of New Jersey.

         15. Partial Invalidity. If any provision of this Plan is determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect the remaining provisions of this Plan, which shall remain in effect in accordance with its terms.